TABLE OF CONTENTS


1        Corporate Profile
2        Financial Highlights
3        Letter to Shareholders and Friends
4        New Growth Spurs Excitement
5        Board of Directors
6        Executive Officers and Branch Managers
7        Independent Auditor's Report
8        Statement of Management's Responsibility
9        Selected Consolidated Financial Data
10-16    Management's Discussion and Analysis
17-20    Consolidated Financial Statements
21-32    Notes to Consolidated Statement





                                  Cover Photos
                   Depicts 75 years of growth starting in 1925

Corporate Profile

Peoples Bancorp (the "Company') is a holding company formed in 1990. Its stock is traded on the NASDAQ National Market System under the symbol PFDC.

The Company's primary assets are Peoples Federal Savings Bank of Dekalb County ("Peoples") and First Savings Bank ("First Savings"). Peoples was formed in 1925. The Company has grown to assets of more than $459 million with the addition of First Savings Bank to the holding company.

Peoples' main office is located in Auburn, Indiana with full service offices in Avilla, two branches in Columbia City, Garrett, Kendallville, LaGrange, and Waterloo. On February 29, 2000 a merger was completed with Three Rivers Financial Corp., which added First Savings Bank to the holding company. First Savings operates six offices in Howe and Middlebury, Indiana and Union, Schoolcraft, and Three Rivers, Michigan.

The Banks' financial services include mortgages, trusts, consumer banking, and individual retirement accounts.

Both Peoples and First Savings are members of the Federal Home Loan Bank System, and their deposits are are insured by the Federal Deposit Insurance Corp.

Executive Officers of Bancorp

Roger J. Wertenberger
Chairman of the Board

Maurice F. Winkler, III
Executive Officer and President

Deborah K. Stanger
Treasurer

Independent Auditors
Olive LLP
201 North Illinois Street
Indianapolis, IN  46204

Legal Counsel
Manatt, Phelps & Phillips
1501 M Street NW
Suite 700
Washington, D.C.  20005

Transfer Agent
Fifth Third Bank
Corporate  Trust  Services
38 Fountain  Square  Plaza
Cincinnati, OH 45263
Tel: 513-579-5320
     800-837-2755


Annual Meeting

     The annual meeting of stockholders of Peoples Bancorp will be held Wednesday, January 10, 2001, at 2:00 p.m. at Ramada Limited, 306 Touring Drive, Auburn, Indiana 46706.


Corporate Information

Form 10-K Report.
     A copy of the Company's 10-K, including financial statements as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders of the company upon request to the Secretary, Peoples Bancorp, 212 West 7th ST., P.O. Box 231, Auburn, Indiana 46706. As of the close of business on September 30, 2000 the Company had approximately 1,500 stockholders.

                        FINANCIAL HIGHLIGHTS
---------------------------------------------------------------------
                                                 2000          1999
                                               -----------  ----------
    (dollars in thousands except per share data)
Operating Results:
Net Interest Income                            $ 14,098       $ 11,766
Provision for Loan Losses                           160             89
Dividends Per Share                                0.53           0.49
Average Equity to Average Assets                  13.53%         14.12%

At Year End:
Assets                                         $459,908       $327,563
Loans                                           392,085        270,523
Allowance for Loan Losses                         1,650          1,005
Deposits                                        352,856        270,994
Stockholders' Equity                             57,300         45,456
Book Value Per Share                              15.64          14.28



              Common Stock Information
---------------------------------------------------------------------
                                   Market Price
                              -----------------------    Dividends
                                Low           High        Per Share
                              ----------  -----------
Fiscal 2000
1st QTR                        $15.63        $17.13       $ 0.13
2nd QTR                         13.44         17.13         0.13
3rd QTR                         12.88         15.00         0.13
4th QTR                         13.75         17.38         0.14


Fiscal 1999
1st QTR                        $19.50        $20.88       $ 0.12
2nd QTR                         19.75         20.63         0.12
3rd QTR                         18.50         20.00         0.12
4th QTR                         15.50         19.13         0.13

The price of PFDC stock traded on NASDAQ on November 26, 2000 was $14.88


Graphs on this page show total assets, deposits, book value, and total loans for the last five years in line graph format.

To Our Stockholders and Friends:

     We are pleased to report that Fiscal 2000 was another excellent earning year for Peoples Bancorp. Earnings for the year totaled $4,547,954.

     This past year has been a period of significant achievements.

     Our preparation for the transition to the new millennium intended and ensured no interruption of service to our valued customers.

     We completed the merger of Three Rivers Financial Corporation through a stock transfer with Peoples Bancorp. This transition added six additional banking offices to our total.

     We completed and opened the new Waterloo Branch. We are pleased with the new facility and the corresponding asset growth.

     In Fiscal 2000, due to the reduced valuation placed on Financial Stocks, we were able to repurchase 289,794 shares at an average price of $14.09. This will enhance the book value and earnings per share in the future.

     On October 25, 2000 Peoples celebrated its 75th Anniversary. We take great pride in our long-standing commitment to our customers and the communities in which they live and work. This philosophy and attitude started 75 years ago when the bank opened and continues to this day.

     Effective January 2001, Dr. John Harvey, a valued and trusted friend of the Company will retire from the Board of Directors after 22 years of service. Dr. Harvey has made many contributions to the Board over the years and we're fortunate he has agreed to serve as a Director Emeritus.

     This is a challenging time to be in the Financial Services Business. Rising interest rates have put pressure on net interest margins and are beginning to slow the economy. This trend has clearly offset some of the benefits of our strong loan growth.

     For Peoples  Bancorp,  this fiscal year's results  reflected the effects of these and other factors influencing institutions throughout the banking industry. For the year, we reported net income of $4,547,954, or $1.32 diluted earnings per common share. This compared to $4,586,766 or $1.42 diluted earnings per common share, for the prior fiscal year. Still, while the 2000 fiscal year figures fell slightly below our record-breaking performance of previous years, they represent solid results in a time of rising interest rates and changing demand for financial products.

     We appreciate the support and confidence of our shareholders and look forward to continuing to serve our valued customers and communities. Since our first cash dividend declared 12/15/87, the Board of Directors has increased the dividend each year, as our profits grow we hope to continue this trend as a reward to our loyal shareholders.

Sincerely


Roger J Wertenberger
Chairman of the Board

                           NEW GROWTH SPURS EXCITEMENT

     Economic Opportunities-The combination of Peoples Federal Savings Bank (Peoples) and First Savings Bank (First Savings) this year extends the reach of both institutions. Peoples gains nearby areas in southern Michigan, such as Three Rivers, Schoolcraft, and Union, along with the Howe and Middlebury communities in Indiana. Together, our organization is poised to capture an even greater presence, such as in the strong home mortgage market. Peoples is ready to help each customer, from first-time home buyers who may be moving into the area or one of several new golf course/residential developments now under construction, to established customers with other lifestyle goals in mind. Peoples is also taking advantage of the growing tourism market by contributing to the development of the Kendallville Windmill Museum; the $2.6 million expansion of the Auburn Cord Duesenburg Museum; and the 351-acre World War II museum, the only one of its kind in the nation, that just broke ground in Auburn.

     Growing Community Wal-Mart's 150-acre food storage facility, expected to employ 250, is another testament to the potency of our local economy. But it is only one example. Steel Dynamics is expected to begin construction in early 2001 of a new steel plant in Columbia City. American Axle, the biggest employer in Three Rivers, and a Target Stores distribution facility both plan expansions. The result of the growth is that our banks will continue to benefit as more jobs are created in our service area.

     And we're growing to keep pace. This year Peoples opened a new branch in Waterloo, Indiana, which has attracted new ATM customers and bolstered our agricultural business begun last year. The LaGrange office has also added an ATM, and the Garrett office was recently remodeled.

     Celebrating Tradition Peoples Federal Savings Bank celebrated its 75th anniversary this fall and First Savings will celebrate 115 years in 2001. And while we're looking ahead toward the next 75 years, Peoples is careful to preserve the keystones that have made us successful thus far.

     Sometimes tried and true methods work best. For example, our trust division is growing dramatically (+64% this year and +55% annual increase over the past 3 years) because of the personal attention our staff gives to each customer, a relationship that is missing from the automation at many other institutions. The same management and personnel are in place to preserve continuity for the customers of both banks. At the same time, new board members have been added to drive the combined business forward.

     Our commitment to customer service is what makes us a market leader. Peoples is ready to meet the financial needs of northeast Indiana, and now southern Michigan. We are planning for the continued growth in store for the communities we serve. In fact, Peoples is an integral part of it. Through all of this change, one guiding force remains. The commitment of the directors, officers, and staff to serving the customers and stockholders of Peoples Bancorp remains our sole reason for doing business.

                               Board of Directors





     Picture of Board of Directors Standing left to right: Russell A. Spice, Erica D. Dekko, John C. Thrapp, Roger J. Wertenberger, Douglas D. Marsh, Maurice
F. Winkler,  III, G. Richard  Gatton,  John C. Harvey,  Steven R Olson,  Jack L.
Buttermore, Jesse A. (Jack) Sanders, Lawrence R. Bowmar, Bruce S. Holwerda, Robert D. Ball, (Not pictured Lloyd M. Cline).

                  Board of Directors

Roger J.  Wertenberger  -  Chairman  of the Board of the Bank,
Auburn, Indiana, Director since 1954.

Maurice F. Winkler, III - Chief Executive Officer and President of the Bank, Auburn, Indiana, Director since 1993.

Erica  D.  Dekko  -  Financial  Advisor  for  Dekko  Financial
Services  and director of Peoples  Federal  Savings Bank since
January,  2000.  Director  nominee  for Peoples  Bancorp  2001 election.

G. Richard Gatton - President and CEO of First Savings Bank of Three Rivers, Michigan, Director since February 29, 2000.

John C. Harvey - Retired Physician, Auburn, Indiana. Director since 1979.

Bruce S. Holwerda - Vice President and Chief Operating Officer
Ambassador Steel Corporation,  Auburn,  Indiana Director since
1998.

Douglas D. Marsh - Chairman of the Board Applied Innovations, Inc., Chicago, Illinois. Associate, Fairway Realtors, Inc., Auburn, Indiana.
Director since 1982.

Stephen  R.  Olson -  Manager  of  Morton  Buildings  in Three
Rivers, Michigan and Director since February 29, 2000.

John C. Thrapp - Attorney, Thrapp & Thrapp, Kendallville, Indiana. Director since 1990.

Robert D. Ball - Director Emeritus

Lawrence R. Bowmar - Director Emeritus

Jack L. Buttermore - Director Emeritus

Lloyd M. Cline - Director Emeritus

Jesse A.  (Jack)  Sanders - Director Emeritus

Russell A. Spice - Director Emeritus

                               EXECUTIVE OFFICERS

               Executive Officers of People's Federal Savings Bank

Roger J. Wertenberger - Chairman of the Board

Maurice F. Winkler, III - Chief Executive Officer and President

Donald E. Budd - Vice President-Trust Officer

Jeffery L. Grate - Vice President-Lending

Herma F. Fields - Vice President-Savings

Deborah K. Stanger - Vice President-Chief Financial  Officer


                    Executive Officers of First Savings Bank

G. Richard Gatton - President and CEO

Jeffrey H. Gatton - Vice President Indiana Division

R. Orville Poling - Vice President-Lending

William F. Cody - Vice President-Lending



                                 BRANCH MANAGERS

         Branch Managers and Locations of People's Federal Savings Bank

Duwayne Anderson,  Columbia City Downtown
123-129 S. Main St., Columbia City, IN  46725

April Haynes, Columbia City North
507 North Main St., Columbia City, IN  46725
Cindy Jollief, Avilla
105 North Main St., Avilla, IN  46710

Larry Kummer, Waterloo
625 Wayne St., Waterloo, IN  46793

Richard Lewton, LaGrange
114-118 South Detroit St., LaGrange, IN  46761

Clark Ream, Kendallville
116 West Mitchell St., Kendallville, IN  46755

Brenda Strohm, Garrett
1212 South Randolph St., Garrett, IN  46738

Maurice F. Winkler, III, President, Auburn
212 West Seventh St., Auburn, IN  46706


               Branch Managers and Locations of First Savings Bank

G. Richard Gatton, President, Three Rivers
123 Portage Avenue, Three Rivers, MI  49093

Karen Bent, Schoolcraft
500 N. Grand, Schoolcraft, MI  49087

Mary Mihills, Three Rivers
1213 W. Michigan Ave., Three Rivers, MI  49093

Christy Linn, Union
15534 U.S. 12, Union, MI  49130

Jody Blake, Howe
303 Defiance St., Howe, IN  46746

Barbara Yoder, Middlebury
420 N. Main, Middlebury, IN  46540

                          Independent Auditor's Report


 To the Stockholders and
 Board of Directors
 Peoples Bancorp
 Auburn, Indiana


     We have audited the accompanying consolidated balance sheet of Peoples Bancorp and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Peoples Bancorp and subsidiaries as of September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000, in conformity with generally accepted accounting principles.

Indianapolis, Indiana
October 27, 2000

                    STATEMENT OF MANAGEMENT'S RESPONSIBILITY


         The management of Peoples Bancorp is responsible for the preparation and integrity of the consolidated financial statements and all other information presented in this annual report. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and therefore, include estimates based on management's' judgment and estimates.

         Management maintains a system of internal controls to meet its responsibility for reliable financial information and the protection of assets. This system includes proper segregation of duties, the establishment of appropriate policies and procedures, and careful selection, training and supervision of qualified personnel. In addition, both independent auditors and management periodically review the system of internal controls and report their findings to the Audit Committee of the Board of Directors.

         The Committee is composed of non-management directors and meets periodically with the independent auditors and management to review their respective activities and responsibilities. Each has free and separate access to the Committee to discuss accounting, financial reporting, internal control and audit matters.

         Management recognized that the cost of a system of internal controls should not exceed the benefits derived and that there are inherent limitations to be considered in the potential effectiveness of any system. However, management believes that the Company's system of internal controls provides reasonable assurance that financial information is reliable and that assets and customer deposits are protected.




Roger J. Wertenberger
Chief Executive Officer



Maurice F. Winkler III
President



Deborah K. Stanger
Chief Financial Officer


                                                SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

                                                                                       September 30
                                          ------------------------------------------------------------------
                                             2000            1999        1998          1997         1996
                                          -------------- ------------ ------------ ------------ ------------
Financial Condition Data:
   Total assets                             $459,908,211 $327,562,551 $304,936,781 $290,601,595 $280,011,850
   Loans receivable, net                     390,435,094  296,869,920  266,658,583  235,255,669  223,011,251
   Investments and other
      interest-earning assets                 44,651,407   21,108,106   27,664,033   46,439,468   47,970,950
   Deposits                                  352,855,715  270,522,938  248,545,280  241,790,139  235,081,440
   Borrowed funds                             47,182,393   10,239,739    9,202,653    3,162,400            -
   Stockholders' equity                       57,299,548   45,456,219   44,670,627   44,298,170   42,676,765

                                            For Year Ended September 30
                                          ------------------------------------------------------------------
                                                2000         1999         1998         1997         1996
                                          -------------- ------------ ------------ ------------ ------------
Operating Data:
   Interest income                          $ 30,425,367 $ 23,827,383 $ 22,954,202 $ 21,897,799 $ 21,736,000
   Interest expense                           16,327,846   12,061,198   12,087,265   11,467,559   11,229,590
                                          -------------- ------------ ------------ ------------ ------------
   Net interest income                        14,097,521   11,766,185   10,866,937   10,430,240   10,506,410
   Provision
      for losses on loans                        159,869       88,969       74,621       50,000        8,824
                                          -------------- ------------ ------------ ------------ ------------
   Net interest income
      after provision
      for losses on loans                     13,937,652   11,677,216   10,792,316   10,380,240   10,497,586
   Other income                                1,280,830      853,719      757,682      644,164      640,928
   Other expenses                              7,770,839    5,459,293    4,746,908    4,228,452    5,930,049
                                          -------------- ------------ ------------ ------------ ------------
   Income before income taxes                  7,447,643    7,071,642    6,803,090    6,795,952    5,208,465
   Income tax expense                          2,899,689    2,484,876    2,596,395    2,593,760    1,996,007
                                          -------------- ------------ ------------ ------------ ------------
   Net income                                $ 4,547,954 $  4,586,766 $  4,206,695 $  4,202,192 $  3,212,458
                                          ============== ============ ============ ============ ============
   Net income per common share                     $1.33        $1.42        $1.25        $1.22        $0.91
                                          ============== ============ ============ ============ ============
   Dividends per common share                      $0.53        $0.49        $0.45        $0.41        $0.37
                                          ============== ============ ============ ============ ============

Other Data:
   Average yield
      on all interest-earning assets            8.20%          7.63%        7.75%        7.76%        7.85%
   Average cost
      of all interest-bearing liabilities       5.06           4.45         4.79         4.80         4.79
                                          ------------    -----------    ---------   ----------   ----------
   Interest rate spread                         3.14%          3.18%        2.96%        2.96%        3.06%
                                          ============    ===========    =========   ==========   ==========


   Number of full service banking offices         14              8            7            7            6
   Return on assets (net income divided by
      average total assets)                     1.20           1.44         1.40         1.47         1.15
   Return on equity (net income divided
      by average total equity)                  8.66          10.19         9.31         9.69         7.50
   Dividend payout ratio
      (dividends per common share divided by
      net income per common share)            39.85%         34.51%        36.00        33.61        40.66
   Equity to assets ratio (average total equity
      divided by average total assets)        13.53%         14.12%        15.08        15.22        15.37


General

         Peoples Bancorp (the "Company") is an Indiana corporation organized in October 1990 to become the thrift holding company for Peoples Federal Savings Bank ("Peoples Federal"). Effective February 29, 2000 the Company purchased Three Rivers Financial Corp. and its wholly owned subsidiary, First Savings Bank ("First Savings'). The Company is the sole stockholder of Peoples Federal and First Savings(collectively Banks). Peoples Federal conducts business from its main office in Auburn and in its seven full service offices located in Avilla, Columbia City, Garrett, Kendallville, LaGrange, and Waterloo Indiana. Peoples Federal offers a full range of retail deposit services and lending services to northeastern Indiana. First Savings conducts business from its main office in Three Rivers, Michigan and its 5 full service offices in Schoolcraft, and Union, Michigan and Howe and Middlebury, Indiana. The Company's primary business activity is being the holding company for Peoples Federal and First Savings.

         Historically, the principal business of savings banks, including Peoples Federal and First Savings, has consisted of attracting deposits from the general public and making loans secured by residential real estate. Peoples Federal's net earnings are contingent on the difference or spread between the interest earned on its loans and investments and the interest paid on its consumer deposits and borrowings. Prevailing economic conditions, government policies, regulations, interest rates, and local competition also significantly affect the Bank. First Savings earnings are affected by the same factors.

         The Company's earnings are primarily dependent upon the earnings of the Banks. Interest income is a function of the balance of loans and investments outstanding during a given period and the yield earned on such loans and investments. Interest expense is a function of the amounts of deposits and borrowings outstanding during the same period and the rates paid on such deposits and borrowings. The Banks' earnings are also affected by gains and losses on sales of loans and investments, provisions for loan losses, service charges, income from subsidiary activities, operating expenses and income taxes.

         On a yearly basis, The Company updates its long-term strategic plan. This plan includes, among other things, The Company's commitment to maintaining a strong capital base and continuing to improve the organization's return on assets through asset growth and controlling operating expenses. Continued careful monitoring of interest rate risk is also cited as an important goal. As a result, continued origination of short-term consumer and installment loans, prime plus equity loans, adjustable rate mortgage loans, and fixed-rate real estate loans with original terms of 15 years or less will be emphasized.

         The  following   table  sets  forth  the  weighted   average  yield  on
interest-earning assets and the weighted average rate on interest- bearing liabilities for the years ending September 30, 2000, 1999, and 1998.

                                       September 30
                                   ----------------------
                                   2000     1999   1998
                                   ------  ------- ------
Weighted average interest rate on:
    Loans                          8.48%   7.72%   8.03%
    Securities                     7.28    6.95    6.02
    Other interest-earning assets  4.61    6.05    6.58
    Combined                       8.20    7.63    7.75
Weighted average cost of:
    NOW and savings deposits       3.32    2.81    2.85
    Certificates of deposit        5.57    5.20    5.62
    Borrowings                     7.87    5.28    5.21
    Combined                       5.06    4.45    4.79
Interest rate spread               3.14    3.18    2.96
Net yield on weighted average
     interest-earning assets       3.80    3.77    3.67

         The  following   table  sets  forth  the  weighted   average  yield  on
interest-earning assets and the weighted average rate of interest- bearing liabilities at September 30, 2000, 1999 and 1998.

                                                   At September 30
                                      ------------------------------
                                        2000       1999      1998
                                      ---------  ---------  --------
Weighted average interest rate on:
    Loans                               8.15%      7.73%      7.98%
    Securities                          5.44       6.61      5.61
    Other interest-earning assets      10.69       7.62      5.01
    Combined                            8.06       7.66      7.76
Weighted average cost of:
    NOW and savings deposits            2.96       3.01      2.78
    Certificates of deposit             6.11       5.19      5.72
    Borrowings                          6.42       6.33      5.22
    Combined                            5.12       4.50      4.84
Interest rate spread                    2.94       3.16      2.92

Asset and Liability Management

         The Banks, like other savings banks, are subject to interest rate risk to the degree that their interest-bearing liabilities, primarily deposits with short and medium-term maturities, mature or reprice more rapidly than its interest-earning assets. Although having liabilities that mature or reprice more frequently on average than assets will be beneficial in times of declining interest rates, such an asset/liability structure will result in lower net income during periods of rising interest rates, unless offset by other factors such as noninterest income.

         Historically, all of the Banks' real estate loans were made at fixed rates. More recently, the Banks have adopted an asset and liability management plan that calls for the origination of residential mortgage loans and other loans with adjustable interest rates, the origination of 15-year or less residential mortgage loans with fixed rates, and the maintenance of investments with short to medium terms.

         The following table illustrates the projected maturities and the repricing mechanisms of the major asset and liability categories of the Banks as of September 30, 2000. Maturity and repricing dates have been stated to reflect the contractual maturity and repricing dates. The information presented in the following table is derived from information that is provided to the OTS in "Schedule CMR: Maturity and Rate" filed as part of the Banks' September 30, 2000, quarterly reports. The data contained in the following report is the contractual repricing information and does not contain any assumptions regarding repricing.

                                                                          At September 30, 2000
                                                                          (Dollars in Thousands)
                                                ------------------------------------------------------------------------
                                                 3 Months  More than 3 Months                          Over
Period to maturity or repricing                   or Less     Thru 1 Year     1-3 Years   3-5 Years  5 Years     Total
                                                ---------- ------------------ ---------- ---------- ---------- ---------

Interest earning assets:
    Adjustable rate loans                      $   7,454       $ 17,992       $  19,628   $ 26,455  $       -   $ 71,529
    Fixed rate loans                               4,842          5,285           4,372     21,579    253,181    289,259
    Investment securities                         13,177          2,800           2,536      6,342      4,869     29,724
    Consumer and other loans                      19,229          4,506           6,285      8,660      3,310     41,990
                                               ----------   ----------------- ---------- ---------- ---------- ----------
    Total Assets Subject to Repricing             44,702         30,583          32,821     63,036    261,360    432,502
                                               ----------   ----------------- ---------- ---------- ---------- ----------
Liabilities Subject to Repricing:
    Certificates of deposit                       57,352         67,985          88,166      7,667          -    221,170
    N.O.W. and other transaction accounts         47,519              -               -          -          -     47,519
    Passbook accounts                             43,727              -               -          -          -     43,727
    Money market accounts                         40,440              -               -          -          -     40,440
    Borrowings                                       997         12,242           6,993      4,000     22,950     47,182
                                               ----------   ----------------- ---------- ---------- ---------- ----------
    Total Liabilities Subject to Repricing       190,035         80,227          95,159     11,667     22,950    400,038
                                               ----------   ----------------- ---------- ---------- ---------- ----------
Excess (deficiency) of rate sensitive
    assets over rate sensitive liabilities     $(145,333)     $ (49,644)      $ (62,338) $  51,369  $ 238,410    $32,464
                                               ==========   ================= ========== ========== ========== ==========

Cumulative excess (deficiency) of rate
    sensitive assets over rate sensitive       $(145,333)     $(194,977)      $(257,315) $(205,946)  $ 32,464    $32,464
                                               ==========   ================= ========== ========== ========== =========
    liabilities

As a % of Total Assets Subject to Repricing      (33.60)%       (45.08)%        (59.49)%   (47.62)%    7.51%      7.51%


         A negative interest rate gap leaves the Banks' earnings vulnerable to periods of rising interest rates because during such periods, the interest expense paid on liabilities will generally increase more rapidly than the interest income earned on assets. Conversely, in a falling interest rate environment, the total expense paid on liabilities will generally decrease more rapidly than the interest income earned on assets. A positive interest rate gap will have the opposite effect. The Company's management believes that the Banks' interest rate gap in recent periods has generally been maintained within an acceptable range in view of the prevailing interest rate environment.

     The OTS issued a regulation, which uses a net market value methodology to measure the interest rate risk exposure of thrift institutions. Under this OTS regulation, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Thrift institutions with over $300 million in assets or less than a 12% risk-based capital ratio are required to file OTS Schedule CMR. Data from Schedule CMR is used by the OTS to calculate changes in NPV (and the related "normal" level of interest rate risk) based upon certain interest rate changes (discussed below). Institutions that do not meet either of the filing requirements are not required to file OTS Schedule CMR, but may do so voluntarily. Under the regulation, institutions that must file are required to take a deduction (the interest rate risk capital component) from their total capital available to calculate their risk-based capital requirement if their interest rate exposure is greater than "normal". The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets.

         Presented below, as of September 30, 2000 and 1999, is an analysis performed by the OTS of Peoples Federal's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 300 basis points. At September 30, 2000 and 1999, 2% of the present value of Peoples Federal's assets were approximately $7.1 million and $6.5 million. Because the interest rate risk of a 200 basis point decrease in market rates (which was greater than the interest rate risk of a 200 basis point increase) was $10.4 million at September 30, 2000 and $12.0 million at September 30, 1999, Peoples Federal would have been required to make a deduction from its total capital available to calculate its risk based capital requirement if the OTS's regulation had been enacted. The decrease in interest rate risk from 1998 to 1999 is due to an improved match of expected cash flows from assets and liabilities.

        Interest RateRisk As of September 30, 2000

   Changes           Market Value
  in Rates $ Amount   $ Change    % Change  NPV Ratio  Change
---------- -------- ------------- -------- ---------- --------
+300 bp     27,791      (15,947)    -36%      8.45%     (394)
+200 bp     33,519      (10,399)    -24%      9.89%     (250)
+100 bp     38,971       (4,547)    -11%     11.23%     (116)
    0 bp    43,918            -        -     12.39%        -
-100 bp     47,197        3,279       7%     13.09%       70
-200 bp     48,238        4,230      10%     13.23%       84
-300 bp     49,283        5,365      12%     13.37%       98

        Interest RateRisk As of September 30, 1999

   Changes           Market Value
  in Rates $ Amount   $ Change    % Change  NPV Ratio  Change
---------- -------- ------------- -------- ---------- --------
+300 bp     23,070      (10,664)    -45%      7.58%     (536)
+200 bp     29,702      (12,032)    -29%      9.61%     (323)
+100 bp     36,101       (5,633)    -13%     11.27%     (147)
    0 bp    41,734            -       0%     12.74%        -
-100 bp     45,518        3,784       9%     13.67%       93
-200 bp     48,072        6,338      15%     14.26%      151
-300 bp     50,646        8,912      23%     14.83%      209


     Presented below, as of September 30, 2000 and 1999, is the same analysis performed by the OTS of First Savings' interest rate risk. At September 30, 2000 and 1999, 2% of the present value of First Savings' assets were approximately $2.1 million. Because the interest rate risk of a 200 basis point decrease in market rates (which was greater than the interest rate risk of a 200 basis point increase) was $2.9 million at September 30, 2000. First Savings would have been required to make a deduction from its total capital available to calculate its risk based capital requirement if the OTS's regulation had been enacted. Although First Savings was not part of the Company as of September 30, 1999, this information has been provided for comparative purposes only.

                          Interest RateRisk As of September 30, 2000

   Changes          Market Value
  in Rates $ Amount  $ Change    % Change NPV Ratio  Change
---------- -------- ------------ -------- --------- --------
+300 bp      8,380    (4,867)       -37%    8.25%     (427)
+200 bp     10,364    (2,883)       -22%   10.05%     (247)
+100 bp     12,013    (1,234)        -9%   11.49%     (103)
    0 bp    13,247         -           -   12.52%
-100 bp     14,027       780          6%   13.13%       61
-200 bp     14,617     1,370         10%   13.57%      105
-300 bp     15,231     1,984         15%   14.01%      149


                    Interest RateRisk As of September 30, 1999

   Changes          Market Value
  in Rates $ Amount  $ Change    % Change NPV Ratio  Change
---------- -------- ------------ -------- --------- --------
+300 bp      8,880    (3,471)       -28%    9.20%     (301)
+200 bp     10,232    (2,119)       -17%   10.42%        0
+100 bp     11,436      (914)        -7%   11.46%        1
    0 bp    12,351                         12.21%
-100 bp     12,923       572          5%   12.65%       44
-200 bp     13,346       996          8%   13.27%      106


         In evaluating the Banks' exposure to interest rate risk, certain shortcomings, inherent in the method of analysis presented in the foregoing table must be considered. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. As a result, the actual effect of changing interest rates may differ from that presented in the foregoing table.

Interest Income

         Net interest income decreases during periods when the spread is narrowed between the Banks' weighted average rate at which new loans are originated and its weighted average cost of liabilities. In addition, the Banks' ability to originate and sell mortgage loans is affected by market factors such as interest rates, competition, consumer preferences, the supply of and demand for housing, and the availability of funds.

         The following table sets forth the weighted average yields earned on the Banks' assets and the weighted average rate paid on deposits and borrowings.


                                                                                    Years ended September 30
                                                                                     (Dollars in Thousands)
                                   ---------------------------------------------------------------------------------------
                                                 2000                       1999                          1998
                                   ---------------------------- ---------------------------- -----------------------------
                                     Average    Interest          Average   Interest           Average   Interest
                                   Outstanding   Earned/ Yield/ Outstanding Earned/   Yield/ Outstanding  Earned/   Yield/
                                     Balance      Paid    Rate    Balance     Paid     Rate    Balance     Paid      Rate
                                  ------------  -------- ------ ----------- --------- ------ ----------- ---------  ------
Interest-earning assets:
 Loans(1)                             $329,742  $27,974   8.48%   $285,296  $22,028    7.72%    $252,520  $20,266    8.03%
 Investment securities(2)               20,576    1,498   7.28      17,447    1,213    6.95       33,665    2,025    6.02
 Other interest-earning assets          20,683      954   4.61       9,684      586    6.05       10,069      663    6.58
                                   -----------  --------        ----------- --------         ------------ --------
 Total interest-earning assets         371,001   30,426   8.20     312,427   23,827    7.63      296,254   22,954    7.75
                                                --------                    -------                       -------
Allowance for loan losses               (1,618)                       (977)                        (906)
Other assets                            18,780                       7,325                        4,291
                                   -----------                 -----------                  ------------
Total Assets                          $388,163                    $318,775                     $299,639
                                   ===========                 ===========                  ============
Interest-bearing liabilities:
  NOW and savings deposits            $ 99,730   $3,315   3.32    $ 85,866  $ 2,415    2.81      $74,516   $2,124    2.85
  Certificates of deposit              197,877   11,016   5.57     177,194    9,221    5.20      171,963    9,670    5.62
  Borrowings                            25,363    1,997   7.87       8,046      425    5.28        5,623      293    5.21
                                   -----------  --------        ----------- --------         ------------ --------
  Total interest-bearing liabilities   322,970   16,328   5.06     271,106   12,061    4.45      252,102   12,087    4.79
                                                --------                    --------                      ---------
Other liabilities                       12,691                       2,664                        2,332
Stockholders' equity                    52,502                      45,005                       45,205
                                   -----------                 -----------                  ------------
Total Liabilities and
     Stockholders' equity             $388,163                    $318,775                     $299,639
                                   ===========                 ===========                  ============

Net interest income/spread                      $14,098   3.14              $11,766   3.18                $10,867    2.96
                                                ========                    ========                      ========
Net yield on interest earning assets                      3.80                        3.77                           3.67



     The Company has supplemented its interest income through purchases of investment securities when appropriate. Such investments include US Government securities, including those issued and guaranteed by the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA"), and the Government National Mortgage Association ("GNMA"), and state and local obligations. This activity (a) generates positive interest rate spreads on large principal balances with minimal administrative expense; (b) lowers the credit risk of the Bank's loan portfolio as a result of the guarantees of full payment of principal and interest by FHLMC, FNMA, and GNMA;
(c) enables the Bank to use securities as collateral for financings in the capital markets; and (d) increases the liquidity of the Bank.

     In addition to changes in interest rates, changes in volume can have a significant effect on net interest income. The following table describes the extent to which changes in interest rates and changes in volume of interest related assets and liabilities have affected the Banks' interest income and expense for the periods indicated. For the purposes of this table, changes attributable to both rate and volume, which cannot be separated, have been allocated proportionately to the change due to volume and the change due to rate.


                                                                   Years ended September 30,
                                   -----------------------------------------------------------------------------------------------
                                             2000 vs 1999             1999 vs 1998               1998 vs 1997
                                   --------------------------- ------------------------- -----------------------------------------
                                       Increase                    Increase                  Increase
                                      (Decrease)      Total       (Decrease)     Total      (Decrease)      Total
                                        Due to       Increase       Due to      Increase      Due to       Increase
                                   ----------------            ---------------            ---------------
                                     Volume   Rate  (Decrease)  Volume   Rate  (Decrease)  Volume   Rate  (Decrease)
                                   --------- ------ ---------- -------- ------ ---------- -------- ------ ----------
Interest income from:
    Loans                            $2,302  $3,643   $5,945   $ 2,565  $(803)  $1,762     $1,779  $(271)  $1,508
    Investment securities                60     225      285    (1,089)   277     (812)       (83)    48      (35)
    Other interest-earning assets       (97)    465      368       (25)   (52)     (77)      (445)    28     (417)
                                   --------- ------ ---------- -------- ------ ---------- -------- -----  ----------
    Total interest income             2,265   4,333    6,598     1,451   (578)     873      1,251   (195)   1,056
                                   --------- ------ ---------- -------- ------ ---------- -------- -----  ----------
Interest expense from:
     NOW and savings deposits           476     424      900       322    (22)     300        126     49      175
     Certificates of deposit            680   1,115    1,795       288   (737)    (449)       301    (33)     268
     Borrowings                         291   1,281    1,572       125     (2)     123        167      9      176
                                   --------- ------ ---------- -------- ------ ---------- -------- -----  ----------
     Total interest expense           1,447   2,820    4,267       735   (761)     (26)       594     25      619
                                   --------- ------ ---------- -------- ------ ---------- -------- -----  ----------
Net interest income (expense)        $  818  $1,513   $2,331   $   716  $ 183   $  899     $  657  $(220)  $  437
                                   ========= ====== ========== ======== ====== ========== ======== =====  ==========



Operating Expense

         While operating expenses have increased, the increases have been due in large part to the expansion of the Company's operations. The increases are service related and consist of the following: appraisal and legal fees in connection with loan originations, data processing due to automating manual systems; and start up costs for new services. Operating expenses, as a percentage of the Company's total assets were 1.69%, 1.67%, and 1.56% for fiscal years ended September 30, 2000, 1999, and 1998, respectively.

         The Company continuously seeks to reduce operating expenses. In this regard, the budget committee of the Board of Directors monitors the Company's current operating budget on at least a quarterly basis to ascertain that expense levels remain within projected ranges and to establish competitive, as opposed to aggressive, rates for the Company's various deposit accounts. The Company's efforts to contain operating expense also include underwriting policies that attempt to reduce potential losses and conservative expansion of personnel.

Liquidity and Capital Resources

          The standard measure of liquidity for savings banks is the ratio of cash and eligible investments to a certain percentage of net withdrawable savings and borrowings due within one year. The minimum required ratio is currently set by OTS regulation at 4%, of which 1% must be comprised of short-term investments (i.e., generally with a term of less than one year). Liquid assets consist of cash and eligible investments, which include certain United States Treasury obligations, securities of various federal agencies, certificates of deposit at insured banks, federal funds, and bankers'
acceptances. At September 30, 2000, Peoples Federal had liquid assets of $9,105,085. This represents a ratio of liquid assets to total assets of 4.30%. First Savings had liquid assets of $17,395,840 or a ratio of 30.68%.

          The primary internal sources of funds for operations are principal and interest payments on loans and new deposits. In addition, if greater liquidity is required, the Banks can borrow from the FHLB. In the opinion of management, the Banks' liquid assets are adequate to meet outstanding loan commitments and other obligations.

      During the year ended September 30, 2000 the merger with Three Rivers Financial Corp was completed. This merger increased all asset, liability, and equity balances substantially over last year. Combined operations of the two banks contributed $3.5 million.

      During the year ended September 30, 1999 cash and cash equivalents increased over $2.1 million. This increase along with an increase in loans of $29.9 million was funded by a decrease in investment securities of $9.1 million, and increases in deposits of $22.3million and borrowings of $1.0 million. Operations provided $4.3million.

Results of Operations, Fiscal Year Ended September 30, 2000 Compared to Fiscal Year Ended September 30, 1999

        The Company's net interest income increased $2,331,336 to $14,097,521 for the fiscal year ended September 30, 2000. In addition to the merger with Three Rivers, this increase was comprised of increased rates, and higher volumes of loans offset by higher volumes of deposits. Interest on long-term debt increased to $1,698,043 due to higher borrowing volumes by both Peoples Federal and First Savings to fund loan demand.

         Provision for loan losses increased $70,900 to $159,869 reflecting adjustments due to management's continuing review of its loan portfolio. Management's review of its loan portfolio is based on historical information, review of specific loans, and general economic conditions.

        Other income increased $427,111 to $1,280,830 due to higher volumes of deposits generating additional fee income. Also, First Savings sells loans and generates gains on these sales, which the Company did not have prior to the merger. Fiduciary fees increased almost $80,000 to $204,940 due to higher fees and the receipt of several estate settlement fees this year.

          Total non-interest expense was $7,770,839 for the year ended September 30, 2000. Most of the increases in this area are attributable to the merger. Salaries and employee benefits increased also, as a result of additional staff to support the growth of the Company. Peoples Federal opened its eighth branch office in August of 1999 in a small temporary facility. The permanent branch opened in June 2000 necessitating additional staff members.

          The effective tax rate for the Company for the years ended September 30, 2000 and 1999 was 38.9% and 35.1% respectively.

Results of Operations, Fiscal Year Ended September 30, 1999 Compared to Fiscal Year Ended September 30, 1998

          The Company's net interest income increased $899,248 to $11,766,185 for the fiscal year ended September 30, 1999. The increase was primarily attributable to the increased volume of loans in 1999 versus 1998. Interest expense decreased slightly due to lower rates paid on certificates of deposit accounts. This decrease was almost entirely offset by increases due to higher deposit volume, and higher borrowing volumes necessary to fund the loans. Interest expense decreased $26,067 to $12,061,198.

          Provision for loan losses increased $14,348 to $88,969 reflecting adjustments due to management's continuing review of its loan portfolio. Management's review of its loan portfolio is based on historical information, review of specific loans, and general economic conditions.

        Other income increased $96,037 to $853,719. This increase was a combination of higher fiduciary fees collected this year and higher fees charged on deposit accounts. Other income decreased due to last year's gains on securities sold which were not repeated this year.

       Total non-interest expense for the year was $5,459,293, an increase of $712,385. This increase consisted of increased salaries and benefits of $262,719, equipment and occupancy expense of $152,994, and other expenses of $239,448. These increases were caused by additional personnel added to begin a commercial and agricultural lending department, new equipment purchased in anticipation of year 2000, and amortization of a low income housing investment for tax losses.

          The effective tax rate for the Company for the years ended September 30, 1999and 1998 was 35.1% and 38.2% respectively.

Impact of Inflation and Changing Prices

          The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial condition and operating results in terms of historical dollars or fair value without considering changes in the relative purchasing power of money over time due to inflation.

          Virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the prices of goods and services, since such prices are affected by inflation. In a volatile interest rate environment, liquidity and the maturity structure of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

Current Accounting Issues

         Accounting for Derivative Instruments and Hedging Activities. Statement of Financial Accounting Standards ("SFAS") No. 133 requires companies to record derivatives on the balance sheet at their fair value. SFAS No. 133 also acknowledges that the method of recording a gain or loss depends on the use off the derivative. If certain conditions are on the use of the derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or
(c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

o For a derivative designated as hedging the exposure to changes in the fair value of a recognized asset or liability or a firm commitment (referred to as a fair value hedge), the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk of being hedged. The effect of that accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value.

o For a derivative designated as hedging the exposure to variable cash flows of a forecasted transaction (referred to as a cash flow hedge), the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income (outstanding earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective proportion of the gain or loss is reported as earnings immediately.

o For a derivative designated as hedging the foreign operation of a net investment in a foreign operation, the gain or loss is reported in other comprehensive income (outside earnings) as part of the cumulative translation adjustment. The accounting for a fair value hedged described above applies to derivative designated as a hedge of the foreign exposure of an unrecognized firm commitment or an available-for-sale security. Similarly, the accounting for a cash flow hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of a foreign-currency-denominated forecasted transaction.

o For a derivative designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change

     The new statement applies to all entities. If hedge accounting is elected by the entity, the method of assessing the effectiveness of the hedging derivative and the measurement approach of determining the hedge's ineffectiveness must be established in the inception of the hedge.

     SFAS No. 133 amends SFAS No.52 and supercedes SFAS Nos. 80, 105, and 119. SFAS No. 107 is amended to include the disclosure provisions about the concentrations of credit risk from SFAS No. 105. Several Emerging Issue Task Force consensuses's are also changed or nullified by the provisions of SFAS No. 133.
     SFAS No. 133 was to be effective for all fiscal years beginning after June 15, 1999. The implementation date was deferred, and SFAS No. 133 will now be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

                                             PEOPLES BANCORP AND SUBSIDIARIES
                                                Consolidated Balance Sheet

                                                                                    September 30
                                                                         -------------------------------
                                                                                2000           1999
                                                                         ---------------  --------------
Assets
   Cash and due from banks                                                 $ 10,073,895    $  4,838,115
   Interest-bearing deposits                                                  8,772,912         834,134
                                                                          --------------  --------------
         Total cash and cash equivalents                                     18,846,807       5,672,249
   Interest-bearing time deposits                                             3,163,940
   Investment securities
     Available for sale                                                      18,203,268      16,932,913
     Held to maturity (fair value of $10,355,222 and $921,651)               10,276,887         867,559
                                                                          --------------  --------------
         Total investment securities                                         28,480,155      17,800,472
   Loans, net of allowance for loan losses of $1,649,948 and $1,005,119     390,435,094     296,869,920
   Premises and equipment                                                     6,149,802       2,285,889
   Federal Home Loan Bank of Indianapolis stock, at cost                      4,234,400       2,473,500
   Other assets                                                               8,598,013       2,460,521
                                                                          --------------  --------------

         Total assets                                                      $459,908,211    $327,562,551
                                                                          ==============  ==============

Liabilities
   NOW and savings deposits                                                $131,685,994    $ 94,186,160
   Certificates of deposit                                                  221,169,721     176,336,778
   Short-term borrowings                                                             --       3,039,739
   Federal Home Loan Bank advances                                           47,182,393       7,200,000
   Other liabilities                                                          2,570,555       1,343,655
                                                                          --------------  --------------
         Total liabilities                                                  402,608,663     282,106,332
                                                                          --------------  --------------

Commitments and Contingencies

Stockholders' Equity
   Preferred stock, $1 par value
     Authorized and unissued--5,000,000 shares
   Common stock, $1 par value
     Authorized--7,000,000 shares
     Issued and outstanding--3,662,641 and 3,183,717 shares                   3,662,641       3,183,717
   Additional paid-in capital                                                10,596,618       1,203,696
   Retained earnings                                                         43,815,516      41,282,725
   Unearned ESOP                                                               (351,494)             --
   Unearned RRP                                                                 (90,706)             --
   Accumulated other comprehensive income                                      (333,027)       (213,919)
                                                                          --------------  --------------
         Total stockholders' equity                                          57,299,548      45,456,219
                                                                          --------------  --------------

         Total liabilities and stockholders' equity                        $459,908,211    $327,562,551
                                                                          ==============  ==============


See notes to consolidated financial statements.

                                             PEOPLES BANCORP AND SUBSIDIARIES
                                             Consolidated Statement of Income


                                                    Year Ended September 30
                                            -----------------------------------
                                               2000         1999       1998
                                            ----------- ----------- -----------
Interest Income
   Loans                                    $27,974,178 $22,028,006 $20,271,263
   Investment securities                      1,497,452     843,675   1,793,778
   Other interest and dividend income           953,737     955,702     889,161
                                            ----------- ----------- -----------
                                             30,425,367  23,827,383  22,954,202
                                            ----------- ----------- -----------
Interest Expense
   Deposits
      NOW and savings deposits                3,314,937   2,423,709   2,124,060
      Certificates of deposit                11,016,168   9,221,122   9,669,669
   Short-term borrowings                        298,698     135,842     198,113
   Long-term debt                             1,698,043     280,525      95,423
                                            ----------- ----------- -----------
                                             16,327,846  12,061,198  12,087,265
                                            ----------- ----------- -----------
Net Interest Income                          14,097,521  11,766,185  10,866,937
   Provision for loan losses                    159,869      88,969      74,621
                                            ----------- ----------- -----------
Net Interest Income After
 Provision for Loan Losses                   13,937,652  11,677,216  10,792,316
                                            ----------- ----------- -----------
Other Income
   Fiduciary activities                         204,940     125,255      98,246
   Fees and service charges                     810,938     547,455     455,089
   Net realized gains (losses) on sales of      (57,961)         --      73,541
     available-for-sale securities
   Other income                                 322,913     181,009     130,806
                                            ----------- ----------- -----------
         Total other income                   1,280,830     853,719     757,682
                                            ----------- ----------- -----------
Other Expenses
   Salaries and employee benefits             3,968,745   2,771,597   2,508,878
   Net occupancy expense                        575,253     376,420     319,856
   Equipment expense                            594,777     473,952     377,522
   Data processing expense                      481,046     461,310     403,291
   Deposit insurance expense                     90,013     149,564     150,359
   Other expenses                             2,061,005   1,226,450     987,002
                                            ----------- ----------- -----------
         Total other expenses                 7,770,839   5,459,293   4,746,908
                                            ----------- ----------- -----------

Income Before Income Tax                      7,447,643   7,071,642   6,803,090
   Income tax expense                         2,899,689   2,484,876   2,596,395
                                            ----------- ----------- -----------

Net Income                                  $ 4,547,954 $ 4,586,766 $ 4,206,695
                                            =========== =========== ===========

Basic Earnings per Share                          $1.33       $1.42       $1.25

Diluted Earnings per Share                         1.32        1.42        1.25

Weighted Average Shares Outstanding           3,429,165   3,226,894   3,370,468


See notes to consolidated financial statements.



                                                                 PEOPLES BANCORP AND SUBSIDIARIES
                                                           Consolidated Statement of Stockholders' Equity


                                                                                                           Unearned   Accumulated
                                                          Additional                                     Recognition   Other
                                 Common Stock          Paid-in   Comprehensive Retained   Unearned     and     Comprehensive
                              ----------------------                                         ESOP    Retention
                              Outstanding  Amount       Capital     Income     Earnings    Shares     Plan       Income    Total
                                ---------- ---------- ------------ --------- ----------- --------- ----------- --------- ---------
Balances October 1, 1997      3,391,986 $3,391,986  $ 5,263,589             $35,573,293                      $  69,302  $44,298,170
 Comprehensive income
   Net income                        --         --           --  $4,206,695   4,206,695                             --    4,206,695
   Other comprehensive income,
     net of tax
   Unrealized gains on securities,
     net of reclassification                                         27,421                                      27,421      27,421
     adjustment
                                                                 ----------
 Comprehensive income                                            $4,234,116
                                                                 ==========
 Cash dividends ($0.45 per share)    --         --           --              (1,507,566)                            --   (1,507,566)
 Repurchase of common stock    (111,302)  (111,302)  (2,242,791)                     --                             --   (2,354,093)
                               --------- ---------- ------------            ------------ -------- ----------- -------- ------------

Balances September 30, 1998   3,280,684  3,280,684    3,020,798              38,272,422                         96,723   44,670,627
 Comprehensive income
   Net income                        --         --           -- $4,586,766    4,586,766                             --    4,586,766
   Other comprehensive income,
     net of tax
   Unrealized losses on securities                                (310,642)                                   (310,642)    (310,642)
                                                                ----------
Comprehensive income                                            $4,276,124
                                                                ==========
Cash dividends ($0.49 per share)     --         --           --              (1,576,463)                            --   (1,576,463)
Repurchase of common stock       (96,967)   (96,967)  (1,817,102)                     --                            --   (1,914,069)
                               --------- ---------- ------------            ------------ -------- ----------- --------- -----------
Balances September 30, 1999    3,183,717  3,183,717    1,203,696              41,282,725                       (213,919) 45,456,219
 Comprehensive income
   Net income                        --         --           -- $4,547,954    4,547,954                             --    4,547,954
   Other comprehensive income,
     net of tax
   Unrealized losses on securities
     net of reclassification                                      (119,108)                                    119,108)    (119,108)
     adjustment
                                                                ----------
Comprehensive income                                            $4,428,846
                                                                ==========
Stock issued in purchase of     758,858    758,858   13,060,586                    --  $(392,353)  $(135,116)       --   13,291,975
  subsidiary
Cash dividends ($0.53 per share)     --         --           --             (1,886,276)       --          --        --   (1,886,276)
ESOP shares earned                   --         --       36,133                    --     40,859          --        --       76,992
RRP shares earned                    --         --           --                    --         --      44,410        --       44,410
Stock options exercised           9,860      9,860        90930                    --         --          --        --      100,790
Repurchase of common stock     (289,794)  (289,794)  (3,794,727)              (128,887)       --          --        --   (4,213,408)
                               -------- ----------- ------------           ------------ --------- ----------- --------- -----------
Balances September 30, 2000   3,662,641 $3,662,641  $10,596,618            $43,815,516  $(351,494) $ (90,706)$(333,027) $57,299,548
                              ========= =========== ============           ============ ========= =========== ========= ===========



See notes to consolidated financial statements.




                                             PEOPLES BANCORP AND SUBSIDIARIES
                                           Consolidated Statement of Cash Flows


                                                                                 Year Ended September 30
                                                                               ----------------------------------------
                                                                                   2000         1999         1998
                                                                               ------------ ------------ --------------


Operating Activities
   Net income                                                                  $ 4,547,954  $ 4,586,766    $4,206,695
   Adjustments to reconcile net income to net cash provided by operating activities
     Provision for loan losses                                                     159,869       88,969        74,621
     Depreciation and amortization                                                 716,314      439,605       381,035
     Investment securities accretion, net                                          (32,263)     (79,166)      (40,769)
     Loans originated for sale                                                  (2,488,250)          --            --
     Proceeds from sale of loans held for sale                                   2,531,064           --            --
     (Gain) loss on sale of loans                                                  (42,814)          --            --
     Amortization of deferred loan fees                                           (337,117)    (426,077)     (379,997)
     Gain (loss) on sale of investment securities                                   57,961           --       (73,541)
     ESOP shares earned                                                             76,992           --            --
     RRP compensation expense                                                       44,410           --            --
     Change in
       Deferred income tax                                                        (251,814)    (459,581)     (138,060)
       Interest receivable                                                        (114,101)     (35,974)       44,804
       Interest payable                                                             81,568      179,596        32,522
     Other adjustments                                                          (1,464,185)     (17,390)       81,608
                                                                               ------------ ------------ -------------
         Net cash provided by operating activities                               3,485,588    4,276,748     4,188,918
                                                                               ------------ ------------ -------------

Investing Activities
   Net change in interest-bearing deposits                                         794,005      718,000       258,000
   Purchases of securities available for sale                                   (2,177,572)  (7,459,930)   (3,625,859)
   Proceeds from maturities and paydowns of securities held to maturity          1,850,548    4,216,989     4,203,955
   Proceeds from maturities and paydowns of securities available for sale        1,297,068   11,980,245    10,597,951
   Proceeds from sale of security available for sale                             1,684,772           --     2,661,344
   Net change in mutual funds                                                           --           --    (2,896,947)
   Net change in loans                                                         (19,907,906) (29,874,229)  (31,212,564)
   Purchases of premises and equipment                                          (1,457,753)    (328,616)   (1,079,132)
   Proceeds from sale of equipment                                                      --           --        13,993
   Proceeds from sales of real estate owned                                             --      143,566       115,026
   Purchases of Federal Home Loan Bank of Indianapolis stock                      (281,700)    (255,800)     (155,500)
   Cash received in acquisition                                                  4,935,071           --            --
   Other investing activities                                                           --       33,349      (337,500)
                                                                               ------------ ------------ -------------
         Net cash used by investing activities                                 (13,263,467) (20,826,426)  (21,457,233)
                                                                               ------------ ------------ -------------

Financing Activities
   Net change in
     NOW and savings deposits                                                    9,552,898   18,795,930     4,885,569
     Certificates of deposit                                                     7,564,210    3,464,428     1,837,050
     Short-term borrowings                                                      (3,039,739)  (1,162,914)    1,040,253
   Net change in advances by borrowers for taxes and insurance                     358,481           --          (593)
   Net change in bank overdraft                                                         --   (1,171,306)    1,171,306
   Proceeds from Federal Home Loan Bank advances                                36,700,000    2,200,000     5,000,000
   Repayment of Federal Home Loan Bank advances                                (22,282,205)          --            --
   Cash dividends                                                               (1,788,590)  (1,557,767)   (1,475,696)
   Repurchase of common stock                                                   (4,213,408)  (1,914,069)   (2,354,093)
   Proceeds from stock options exercised                                           100,790           --            --
                                                                               ------------ ------------ -------------
         Net cash provided by financing activities                              22,952,437   18,654,302    10,103,796
                                                                               ------------ ------------ -------------

Net Change in Cash and Cash Equivalents                                         13,174,558    2,104,624    (7,164,519)

Cash and Cash Equivalents, Beginning of Year                                     5,672,249    3,567,625    10,732,144
                                                                               ------------ ------------ -------------


Cash and Cash Equivalents, End of Year                                         $18,846,807  $ 5,672,249    $3,567,625
                                                                               ============ ============ =============

Additional Cash Flows and Supplementary Information:
   Interest paid                                                               $16,276,150  $11,860,610   $12,054,743
   Income tax paid                                                               3,293,330    2,861,591     2,612,502
   Fair value of net assets acquired in acquisition                             13,291,975            -             -

See notes to consolidated financial statements.

                        PEOPLES BANCORP AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


Note 1 -- Nature of Operations and Summary of Significant Accounting Policies

     The accounting and reporting policies of Peoples Bancorp (Company), its wholly owned subsidiaries, Peoples Federal Savings Bank of DeKalb County (Peoples), First Savings Bank (First Savings) (collectively, "Banks"), Peoples' wholly owned subsidiary, Peoples Financial Services, Inc. (Peoples Financial) and First Savings wholly owned subsidiary, Alpha Financial, Inc. (Alpha) conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Company is a thrift holding company whose principal activity is the ownership and management of the Banks. The Banks operate under federal thrift charters and provide full banking services, including trust services. As federally-chartered thrifts, the Banks are subject to the regulation of the Office of Thrift Supervision (OTS) and the Federal Deposit Insurance Corporation.

     The Company generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in north central and northeastern Indiana and south central Michigan. The Companys' loans are generally secured by specific items of collateral including real property and consumer assets.

     Consolidation--The consolidated financial statements include the accounts of the Company, the Banks, Alpha and Peoples Financial after elimination of all material intercompany transactions.

     Investment Securities--Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately, net of tax, in accumulated other comprehensive income. The Company holds no securities for trading.

     Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

     Loans are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

PEOPLES BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements


     Allowance for loan losses is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan if collateral dependent.

     The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of September 30, 2000 the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Company operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

     Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using accelerated and straight-line methods based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

     Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

     Foreclosed assets are carried at the lower of cost or fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

     Intangible assets are being amortized utilizing both straight-line and accelerated methods over periods ranging from 7 to 20 years. Such assets are periodically evaluated as to the recoverability of their carrying value.

     Investment in limited partnerships is included in other assets. The Company utilizes the equity method of accounting for these investments. At September 30, 2000 and 1999, these investments totaled $710,000 and $529,000.

     Pension plan costs are based on actuarial computations and charged to current operations. The funding policy is to pay at least the minimum amounts required by ERISA.

     Stock options are granted for a fixed number of shares to employees with an exercise price equal to or greater than the fair value of the shares at the date of grant. The Company accounts for and will continue to account for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

     Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiaries.

     Earnings per share have been computed based upon the weighted average common shares outstanding during each year. Unearned ESOP shares have been excluded from the computation of average common shares outstanding.

     Reclassifications of certain amounts in the prior years' consolidated financial statements have been made to conform to the 2000 presentation.


Note 2 -- Restriction On Cash

     The Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserves required at September 30, 2000, totaled $1,184,000.

PEOPLES BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 3 -- Investment Securities
                                            September 30, 2000
                                   ---------------------------------------------
                                                  Gross     Gross
                                    Amortized  Unrealized Unrealized   Fair
                                       Cost       Gains     Losses     Value
                                   ----------- ---------- ---------- -----------

Available for sale
   Federal agencies                $ 8,649,598     1,058   $177,054  $ 8,473,602
   State and municipal obligations   4,039,703    15,961     32,395    4,023,269
   Mortgage-backed securities        1,611,353     3,419     14,025    1,600,747
   Marketable equity securities      4,453,187        --    347,537    4,105,650
                                   ----------- ---------- ---------- -----------
       Total available for sale     18,753,841    20,438    571,011   18,203,268
                                   ----------- ---------- ---------- -----------

Held to maturity
   Federal agencies                    500,000        --         --      500,000
   State and municipal obligations     684,487     4,048         --      688,535
   Mortgage-backed securities        9,092,400   153,938     79,651    9,166,687
                                   ----------- ---------- ---------- -----------
       Total held to maturity       10,276,887   157,986     79,651   10,355,222
                                   ----------- ---------- ---------- -----------

       Total investment securities $29,030,728  $178,424   $650,662  $28,558,490
                                   =========== ========== ========== ===========




                                                September 30,  1999
                                   ---------------------------------------------
                                                 Gross     Gross
                                    Amortized  Unrealized Unrealized    Fair
                                      Cost       Gains     Losses      Value
                                   ----------- ---------- ---------- -----------

Available for sale
   Federal agencies                $ 7,268,786  $     --   $129,320  $ 7,139,466
   State and municipal obligations   4,522,436    14,007     36,772    4,499,671
   Marketable equity securities      5,495,920        --    202,144    5,293,776
                                   ----------- ---------- ---------- -----------
       Total available for sale     17,287,142    14,007    368,236   16,932,913
                                   ----------- ---------- ---------- -----------

Held to maturity
   State and municipal obligations     609,852     8,596         --      618,448
   Mortgage-backed securities          257,707    45,496         --      303,203
                                   ----------- ---------- ---------- -----------
       Total held to maturity          867,559    54,092         --      921,651
                                   ----------- ---------- ---------- -----------

       Total investment securities $18,154,701  $ 68,099   $368,236  $17,854,564
                                   =========== ========== ========== ===========

PEOPLES BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

     The amortized cost and fair value of securities held to maturity and available for sale at September 30, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    2000
                             -----------------------------------------------
                                Held to Maturity       Available for Sale
                             ----------------------- -----------------------
Maturity Distributions        Amortized       Fair     Amortized    Fair
  at September 30                Cost        Value       Cost       Value
                             ----------- ----------- ----------- -----------
Within one year              $    65,000 $    65,000 $   651,586 $   651,648
One to five years                424,487     428,535   7,812,553   7,671,173
Five to ten years                695,000     695,000   4,111,969   4,058,926
After ten years                       --          --     113,193     115,124
                             ----------- ----------- ----------- -----------
                               1,184,487   1,188,535  12,689,301  12,496,871
Mortgage-backed securities     9,092,400   9,166,687   1,611,353   1,600,747
Marketable equity securities          --          --   4,453,187   4,105,650
                             ----------- ----------- ----------- -----------

                             $10,276,887 $10,355,222 $18,753,841 $18,203,268
                             =========== =========== =========== ===========

     Securities with a carrying value of $19,936,000 and $7,300,000 were pledged at September 30, 2000 and 1999 to secure Federal Home Loan Bank advances and repurchase agreements.

     Proceeds from sales of securities available for sale during 2000 and 1998 were $1,684,772 and $2,661,344. Gross gains of $74,900 in 1998 and gross losses of $57,961 and $1,359 were realized on those sales. There were no sales of securities during the year ended September 30, 1999. The income tax expense (benefit) on the security gains/losses for the year ended September 30, 2000 and 1998 was $(22,958) and $29,130.

     There were no sales of securities held to maturity during the three years ended September 30, 2000.

Note 4 -- Loans and Allowance

                                                                          September 30
                                                                  -------------------------
                                                                       2000        1999
                                                                  ------------ ------------

Commercial, commercial mortgage and loans                         $ 21,112,108 $  8,093,935
Real estate loans                                                  331,424,271  269,021,724
Construction loans                                                   9,739,859    6,997,963
Individuals' loans for household and other personal expenditures    36,152,324   17,462,457
                                                                  ------------ ------------
                                                                   398,428,562  301,576,079
                                                                  ------------ ------------
Less:
   Undisbursed portion of loans                                      4,340,973    2,307,327
   Deferred loan fees and discounts                                  2,002,547    1,393,713
   Allowance for loan losses                                         1,649,948    1,005,119
                                                                  ------------ ------------
                                                                     7,993,468    4,706,159
                                                                  ------------ ------------

         Total loans                                              $390,435,094 $296,869,920
                                                                  ============ ============


Year Ended September 30                                  2000         1999          1998
                                                    ------------- ------------ ------------

Allowance for loan losses
   Balances, October 1                                $1,005,119   $   947,008     $886,567
   Allowance acquired in merger                          561,572            --           --
   Provision for losses                                  159,869        88,969       74,621
   Recoveries on loans                                    40,944        22,546       32,769
   Loans charged off                                    (117,556)      (53,404)     (46,949)
                                                    ------------- ------------ ------------
   Balances, September 30                             $1,649,948    $1,005,119     $947,008
                                                    ============= ============ ============

PEOPLES BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 5 -- Premises and Equipment

                                            September 30
                                         2000         1999
                                    ------------- -------------

Land                                  $1,180,460   $   438,238
Buildings                              7,589,077     3,134,565
Equipment                              4,188,408     2,351,581
                                    ------------- -------------
         Total cost                   12,957,945     5,924,384
Accumulated depreciation              (6,808,143)   (3,638,495)
                                    ------------- -------------

         Net                          $6,149,802    $2,285,889
                                    ============= =============



Note 6 -- Deposits

                                              September 30
                                         2000        1999
                                    ------------- -------------

Demand deposits                      $87,959,048  $ 55,875,165
Savings deposits                      43,726,946    38,310,995
Certificates and other time deposits
    of $100,000 or more               29,479,700    20,820,333
Other certificates and time deposits 191,690,021   155,516,445
                                    ------------- -------------
                                    $352,855,715  $270,522,938
                                    ============= =============

Certificates and other time deposits maturing in years ending September 30:

   2001                             $115,733,855
   2002                               73,843,697
   2003                               23,926,024
   2004                                3,791,721
   2005                                3,874,424
                                    -------------
                                    $221,169,721
                                    =============

Note 7 -- Short-term Borrowings

     Short-term borrowings at September 30, 1999 consist of securities sold under agreement to repurchase totaling $3,039,739 and consist of obligations of the Company to other parties. There were no short-term borrowings outstanding at September 30, 2000. The obligations were secured by investment securities and such collateral is held by a safekeeping agent. The maximum amount of outstanding agreements at any month-end during 2000 totaled $7,568,000 and the average of such agreements totaled $5,859,000.


Note 8 -- Federal Home Loan Bank Advances

     Federal Home Loan Bank advances at September 30, 2000 and 1999 totaling $47,182,393 and $7,200,000 and were at various rates maturing at various dates through September 2010. The Federal Home Loan Bank advances are secured by first mortgage loans and investment securities totaling $335,693,000. Advances are subject to restrictions or penalties in the event of prepayment.

                                                                  Weighted
Maturities in years ending September 30           Amount        Average Rate
                                                -------------   ------------

   2001                                          $13,242,927         6.78%
   2002                                            1,998,796         5.09
   2003                                            4,998,194         5.97
   2004                                            2,000,000         6.49
   2005                                            3,998,796         6.68
   Thereafter                                     20,943,680         6.38
                                               --------------

                                                 $47,182,393         6.42
                                               ==============

PEOPLES BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements


Note 9 -- Loan Servicing

     Loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of loans serviced for others totaled $20,257,000 at September 30, 2000. The amount of mortgage servicing rights capitalized is immaterial to the financial statements.


Note 10 --         Income Tax

                                                  Year Ended September 30
                                           2000         1999        1998
                                        ------------ ----------- -----------

Income tax expense
   Currently payable
     Federal                             $2,507,946  $2,326,871  $2,054,730
     State                                  643,557     617,586     679,725
   Deferred
     Federal                               (240,696)   (278,965)   (110,448)
     State                                  (11,118)   (180,616)    (27,612)
                                         ----------- ----------- -----------

         Total income tax expense        $2,899,689  $2,484,876  $2,596,395
                                         =========== =========== ===========

Reconciliation of federal statutory to actual tax expense
   Federal statutory income tax at 34%   $2,532,199  $2,404,353  $2,313,044
   Tax exempt interest                      (63,492)   (102,618)   (104,677)
   Nondeductible expenses                     4,189       2,853       4,600
   Effect of state income taxes             417,410     288,400     430,395
   Effect of low income housing credits     (87,978)   (140,700)    (15,482)
   Other                                     97,361      32,588     (31,485)
                                         ----------- ----------- -----------

         Actual tax expense              $2,899,689  $2,484,876  $2,596,395
                                         =========== =========== ===========

     A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

                                                           September 30
                                                          2000     1999
                                                     ----------- -----------
Assets
 Allowance for loan losses                           $  671,240  $  427,176
 Loan fees                                              556,504     528,296
 Net unrealized losses on securities available for sale 217,546     140,310
 Other                                                  262,678      23,141
                                                     ----------- -----------
         Total assets                                 1,707,968   1,118,923
                                                     ----------- -----------

Liabilities
   Depreciation                                         118,766      20,192
   State income tax                                      63,081      59,300
   Other                                                127,246          --
   Tax bad debt reserves in excess of base year         833,792     803,398
   FHLB of Indianapolis stock dividend                   84,278      84,278
                                                     ----------- -----------
         Total liabilities                            1,227,163     967,168
                                                     ----------- ------------
                                                     $  480,805  $  151,755
                                                     =========== ===========

     Retained earnings at September 30, 2000, include approximately $8,102,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of June 30, 1988 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $2,755,000 at September 30, 2000.

PEOPLES BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements


Note 11 --         Other Comprehensive Income

                                                                         Year Ended September 30, 2000
                                                                        ---------------------------------
                                                                        Before-Tax    Tax      Net-of-Tax
                                                                         Amount     Benefit      Amount
                                                                        ---------- ---------- -----------
Unrealized losses on securities
   Unrealized holding losses arising during the year                    $(255,192) $(101,081)  $(154,111)
   Less: reclassification adjustment for losses realized in net income    (57,961)   (22,958)    (35,003)
                                                                        ---------- ---------- -----------

   Net unrealized gains                                                 $(197,231) $ (78,123)  $(119,108)
                                                                        ========== ========== ===========

                                                                         Year Ended September 30, 1999
                                                                        ---------------------------------
                                                                        Before-Tax    Tax      Net-of-Tax
                                                                          Amount    Benefit      Amount
                                                                        ---------- ---------- -----------
Unrealized losses on securities
   Unrealized holding losses arising during the year                    $(514,393) $(203,751)  $(310,642)
                                                                        ========== ========== ============

                                                                         Year Ended September 30, 1998
                                                                        ----------------------------------
                                                                        Before-Tax    Tax      Net-of-Tax
                                                                          Amount    Expense      Amount
                                                                        ---------- ---------- ------------
Unrealized gains on securities
   Unrealized holding gains arising during the year                      $118,947   $47,115    $ 71,832
   Less: reclassification adjustment for gains realized in net income      73,541    29,130      44,411
                                                                        ---------- ---------- -----------

   Net unrealized gains                                                 $  45,406   $17,985    $ 27,421
                                                                        ========== ========== ===========


Note 12 --         Commitments and Contingent Liabilities

     In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit, which are not included in the accompanying consolidated financial statements. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

     Financial instruments whose contract amount represents credit risk at September 30, 2000 and 1999 consisted of commitments to extend credit totaling $36,748,000 and $18,416,000.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate, income-producing commercial properties, or other assets of the borrower.

     The Company has employment agreements with two officers, which include provisions for payment to them of three years' salary in the event of their termination in connection with any change in ownership or control of the Company, other than by agreement. The agreements have terms of three years, which may be extended annually for successive periods of one year.

     The Company and subsidiaries are also subject to possible claims and lawsuits, which arise, primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate determination of such possible claims or lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

Note 13 --         Dividends and Capital Restrictions

     Without prior approval, current regulations allow Peoples and First Savings to pay dividends to the Company not exceeding net profits (as defined) for the current calendar year to date plus those for the previous two years. At September 30, 2000, such limitations totaled $3,459,000. The Banks normally restrict dividends to a lesser amount because of the need to maintain adequate capital structures.

PEOPLES BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 14 --         Regulatory Capital

     The  Banks  are  subject  to  various   regulatory   capital   requirements
administered by the federal banking agencies and are assigned to a capital category. The assigned capital category is largely determined by ratios that are calculated according to the regulations. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

     There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At September 30, 2000, the Banks are categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since September 30, 2000 that management believes have changed the Banks' classification.



Peoples' actual and required capital amounts and ratios are as follows:
                                                                             September 30,.2000
                                                 ---------------------------------------------------------------------------
                                                                            Required for Adequate         To Be Well
                                                          Actual                  Capital 1              Capitalized(1)
                                                 ---------------------------------------------------------------------------
September 30                                         Amount       Ratio       Amount       Ratio      Amount       Ratio
----------------------------------------------------------------------------------------------------------------------------

Total risk-based capital (1) (to risk-weighted      $39,099,000      19.9%   $15,740,000      8.0%    $19,675,000     10.0%
   assets)

Tier 1 risk-based capital(1) (to risk-weighted       38,041,000      19.3%     7,870,000      4.0%     11,805,000      6.0%
   assets)

Core capital (1) (to adjusted total assets)          38,041,000      10.9%    10,488,000      3.0%     17,479,000      5.0%

Core capital (1) (to adjusted tangible assets)       38,041,000      10.9%     6,992,000      2.0%            N/A      N/A

Tangible capital (1) (to adjusted total assets)      38,041,000      10.9%     5,244,000      1.5%            N/A      N/A


                                                                             September 30, 1999
                                                 ---------------------------------------------------------------------------
                                                                            Required for Adequate         To Be Well
                                                          Actual                  Capital 1              Capitalized(1)
                                                 ---------------------------------------------------------------------------
September 30                                         Amount       Ratio       Amount       Ratio      Amount       Ratio
----------------------------------------------------------------------------------------------------------------------------

Total risk-based capital (1) (to risk-weighted      $36,705,000      20.5%   $14,335,000       8.0%    $17,918,000    10.0%
   assets)

Tier 1 risk-based capital (1) (to risk-weighted      35,726,000      19.9%     7,168,000       4.0%     10,751,000     6.0%
   assets)

Core capital (1) (to adjusted total assets)          35,726,000      11.1%     9,678,000       3.0%     16,130,000     5.0%

Core capital (1) (to adjusted tangible assets)       35,726,000      11.1%     6,452,000       2.0%            N/A     N/A

Tangible capital (1) (to adjusted total assets)      35,726,000      11.1%     4,839,000       1.5%            N/A     N/A

First Savings' actual and required capital amounts and ratios are as follows:
                                                                             September 30, 2000
                                                 ---------------------------------------------------------------------------
                                                                            Required for Adequate         To Be Well
                                                          Actual                  Capital 1              Capitalized(1)
                                                 ---------------------------------------------------------------------------
September 30                                         Amount       Ratio       Amount       Ratio      Amount       Ratio
----------------------------------------------------------------------------------------------------------------------------

Total risk-based capital (1) (to risk-weighted      $10,439,000      17.7%    $4,707,000       8.0%     $5,884,000    10.0%
   assets)

Tier 1 risk-based capital (1) (to risk-weighted       9,877,000      16.8%     2,353,000       4.0%      3,530,000     6.0%
   assets)

Core capital (1) (to adjusted tangible assets)        9,877,000       9.6%     3,085,000       3.0%      5,142,000     5.0%

Core capital (1) (to adjusted total assets)           9,877,000       9.6%     2,057,000       2.0%            N/A     N/A

Tangible capital (1) (to adjusted total assets)       9,877,000       9.6%     1,543,000       1.5%            N/A     N/A

(1) As defined by regulatory agencies

PEOPLES BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements


Note 15 --         Employee Benefit Plans

     The Banks are participants in a pension fund known as the Financial Institutions Retirement Fund (FIRF). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. According to FIRF administrators, the market value of the fund's assets exceeded the value of vested benefits in the aggregate as of June 30, 1999, the date of the latest actuarial valuation. Pension expense was $7,036 and $3,884 for 1999 and 1998. This plan provides pension benefits for substantially all of the Company's employees.

     A profit sharing plan is maintained for the benefit of substantially all of Company employees and allows for both employee and Company contributions. The Company contribution consists of a matching contribution of 50 percent of employee contributions, up to 6 percent of eligible employee compensation. The Company contribution to the plan was $80,500 and $24,600 for 2000 and 1999.

     In connection with the acquisition of Three Rivers Financial Corporation (Three Rivers) in 2000, the Company assumed both the Employee Stock Ownership Plan (ESOP) and Recognition and Retention Plan (RRP) of Three Rivers. At the date of the merger, the ESOP had debt payable to Three Rivers of $422,000 and unearned shares totaling 50,082. With the merger, the ESOP is now obligated to repay the outstanding debt to the Company. Accordingly, the balance of shares that are collateral for the debt have been reflected as a reduction to stockholders' equity. Unearned ESOP shares totaled 39,681 at September 30, 2000 and had a fair value of $575,000. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares will be applied to the principal and interest due on the loan.

     Compensation expense is recorded in an amount equal to the fair market value of the stock at the time shares are committed to be released. The expense under the ESOP was $77,000 for 2000. At September 30, 2000, the ESOP had 41,761 allocated and 39,938 suspense shares.

     Effective with the merger, the Company continued the RRP under which Three Rivers had previously granted awards to various directors, officers and employees of the Three Rivers and First Savings. These awards generally vest at a rate of 20 percent per year on the anniversary dates of each grant. The expense under the RRP was $44,410 for 2000.


Note 16 --         Stock Option Plan

     Under the Company incentive stock option plan approved in 1998, which is accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other key employees stock option awards which vest and become fully exercisable at the end of five years of continued employment. During 1999, the Company authorized the grant of options for up to 200,000 shares of the Company's common stock. The exercise price of each option, which has a ten-year life, was equal to or greater than the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

     Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using a present value calculation with the following assumptions:

                                                        September 30
                                                    2000            1999
                                               --------------- -------------

Risk-free interest rates                        5.78% - 5.85%       5.02%
Dividend yields                                     2.48%           2.48%
Volatility factors of expected
  market price of common stock                      19.50           19.52

Weighted-average expected life of the options    4.5 years        10 years


     Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are as follows:

                                                           September 30
                                                          2000        1999
                                                     -------------- ------------

Net income                             As reported      $4,547,954   $4,586,766
                                       Pro forma        $4,247,537   $4,563,646
Basic earnings per share               As reported          $ 1.33       $ 1.42
                                       Pro forma            $ 1.24       $ 1.41
Diluted earnings per share             As reported           $1.32        $1.42
                                       Pro forma            $ 1.23       $ 1.41

PEOPLES BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

     The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended September 30, 2000 and 1999.

                                                 September 30
                                                      2000                 1999
                                          ------------------------ ----------------------
                                                    Weighted-               Weighted-
                                                     Average                Average
                                           Shares  Exercise Price  Shares  Exercise Price
                                          -------- -------------- -------- --------------

Outstanding, beginning of year             30,000     $21.50          --     $   --
Granted in connection with the merger      93,911      11.78        30,000    21.50
Exercised                                  (9,861)     11.16          --         --
Forfeited/expired                          (3,801)     11.97          --         --
                                          -------- -------------- -------- -------------

Outstanding, end of year                  110,249      14.43        30,000   $21.50
                                          ======== ============== ======== ============

Options exercisable at year end             59,056                  --
Weighted-average fair value of options
  granted during the year                              $5.29                  $5.78

     As of September 30, 2000, other information by exercise price for options outstanding is as follows:

                                        Weighted-
                         Number          Average
                           of           Remaining
 Exercise Price          Shares     Contractual Life   Exercisable
----------------    ------------- ------------------- -------------

$11.16                   53,757       5.5 years          45,381
$13.05                   21,740       7.0 years           5,774
$13.78                    4,752       8.0 years           1,901
$21.50                   30,000       8.5 years           6,000
                     ------------                      -----------
                        110,249                          59,056
                     ===========                       ===========

Note 17 --         Earnings Per Share

Earnings per share (EPS) were computed as follows:

                                                 Year Ended September 30, 2000
                                                --------------------------------
                                                           Weighted
                                                           Average   Per-Share
                                                 Income     Shares    Amount
                                                ---------- --------- ----------

Basic Earnings Per Share
   Net income available to common stockholders  $4,547,954 3,429,165    $1.33
Effect of Dilutive Securities
   Stock options and RRP awards                               10,617
                                                ---------- ---------
Diluted Earnings Per Share
   Income available to common stockholders
             and assumed conversions            $4,547,954 3,439,792    $1.32
                                                ========== =========

Options to purchase 30,000 shares of common stock at $21.50 per share were outstanding at September 30, 2000, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                                            Year Ended September 30, 1999
                                       -------------------------------------
                                                  Weighted Average Per-Share
                                         Income         Shares       Amount
                                       ---------- ---------------- ---------
Basic and Diluted Earnings Per Share   $4,586,766     3,226,894       $1.42
                                       ========== ================ =========

Options to purchase 30,000 shares of common stock at $21.50 per share were outstanding at September 30, 1999, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                                           Year Ended September 30, 1998
                                       -------------------------------------
                                                  Weighted Average Per-Share
                                         Income       Shares         Amount
                                       ---------- ---------------- ---------
Basic and Diluted Earnings Per Share   $4,206,695     3,370,468       $1.25
                                       ========== ================ =========

PEOPLES BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements


Note 18 --         Acquisition

     On February 29, 2000, the Company acquired Three Rivers, the holding company of First Savings, through the exchange of 758,858 shares of newly issued Company common stock. First Savings is a federally chartered savings bank with branches located in Southern Michigan and Northern Indiana. Three Rivers was merged into the Company and First Savings will maintain its existing federal charter as a subsidiary of Peoples Bancorp. The combination was accounted for under the purchase method of accounting. First Savings' results of operations are included in the Company's consolidated income statement beginning March 1, 2000. The purchase had a recorded acquisition cost of $13,423,000 and goodwill of $2,518,000. Goodwill will be amortized over 15 years utilizing the straight-line method. Additionally, a core deposit intangible totaling $1,154,000 was recognized and will be amortized over eight years using a 125% declining balance method.

          The  following  pro  forma   information   discloses  the  results  of
     operations as though the merger had taken place at the beginning of each year.

                                           Year Ended September 30
                                      ---------------------------------
                                          2000                1999
                                      ------------        -------------

Net Interest Income                    $15,788,003         $15,135,955
                                      =============       =============
Net Income                              $4,582,382          $4,850,475
                                      =============       =============

Net Income per Share--Combined
   Basic                                     $1.25               $1.23
   Diluted                                   $1.23                1.23


Note 19 --         Fair Values of Financial Instruments

        The following  methods and  assumptions   were used to estimate the fair
value of each class of financial instrument:

        Cash and Cash Equivalents--The fair value of cash and cash equivalents approximates carrying value.

        Interest-bearing  Deposits--The  fair  value of  interest-bearing   time
deposits approximates carrying value.

        Securities and Mortgage-backed Securities--Fair values are based on quoted market prices.

        Loans--For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans is estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

        Interest Receivable/Payable--The fair values of interest receivable/ payable approximate carrying values.

        FHLB Stock--Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

        Deposits--The fair values of noninterest-bearing,interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

        Short-term   borrowings--The   fair   value  of  short-term   borrowings
approximates carrying value.

        Federal Home Loan Bank advances--The fair value of these borrowings is estimated using a discounted cash flow calculation, based on current rates for similar advances.

       Advances by Borrowers for Taxes and Insurance--The fair value of advances by borrowers for taxes and insurance approximates carrying value.

The estimated fair values of the Company's financial instruments are as follows:

                                                               September 30
                                          --------------------------------------------------
                                                    2000                      1999
                                          ------------------------- ------------------------
                                            Carrying      Fair        Carrying      Fair
                                             Amount      Value         Amount      Value
                                          ------------ ------------ ------------ ------------
Assets
 Cash and cash equivalents                $ 18,846,807 $ 18,846,807 $  5,672,249 $  5,672,249
 Interest-bearing time deposits              3,163,940    3,163,940           --           --
 Investment securities available for sale   18,203,268   18,203,268   16,932,913   16,932,913
 Investment securities held to maturity     10,276,887   10,355,222      867,559      921,651
 Loans                                     392,085,042  388,349,000  297,875,039  295,533,000
 Interest receivable                         2,268,143    2,268,143    1,822,340    1,822,340
 Stock in FHLB                               4,234,400    4,234,400    2,473,500    2,473,500

Liabilities
 Deposits                                  352,855,715  327,116,000  270,522,938  269,541,000
 Short-term borrowings                              --           --    3,039,739    3,039,739
 Federal Home Loan Bank advances            47,182,393   47,039,000    7,200,000    7,074,000
 Interest payable                              534,985      534,985      483,289      483,289


PEOPLES BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements


Note 20 --         Quarterly Results of Operations (Unaudited)

                                             Provision               Average     Earnings
Quarter   Interest    Interest  Net Interest     For         Net      Shares       Per
Ending     Income      Expense     Income    Loan Losses   Income   Outstanding   Share
------- ----------- ----------- ------------ ----------- ---------- ----------- ---------
Dec 99  $ 6,206,469 $ 3,179,448 $ 3,027,021   $ 28,789   $1,159,686  3,141,106    $0.37
Mar 00    7,068,880   3,674,240   3,394,640     50,914    1,127,621  3,320,494     0.34
Jun 00    8,392,934   4,538,683   3,854,251     42,508    1,239,027  3,662,455     0.34
Sep 00    8,757,084   4,935,475   3,821,609     37,658    1,021,620  3,620,443     0.28
        ----------- ----------- ------------ ----------- ----------
        $30,425,367 $16,327,846 $14,097,521   $159,869   $4,547,954
        =========== =========== ============ =========== ==========

Dec 98  $ 5,845,682 $ 3,044,300 $ 2,801,382   $ 30,942   $1,084,291  3,270,559    $0.33
Mar 99    5,865,500   2,954,982   2,910,518     10,275    1,068,598  3,253,664     0.33
Jun 99    6,047,475   3,017,009   3,030,466     24,896    1,186,278  3,202,623     0.37
Sep 99    6,068,726   3,044,907   3,023,819     22,856    1,247,599  3,183,717     0.39
        ----------- ----------- ------------ ----------- ----------
        $23,827,383 $12,061,198 $11,766,185   $ 88,969   $4,586,766
        =========== =========== ============ =========== ==========


Note 21 -- Condensed Financial Information (Parent Company Only)

        Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company.

                             Condensed Balance Sheet

                                                   September 30
                                            ----------------------------
                                                 2000           1999
                                            -------------  -------------
Assets
   Cash                                      $ 1,503,374    $ 2,791,444
   Securities purchased from
    subsidiary under agreement to resell              --      2,308,904
   Investment in subsidiaries                 51,320,095     35,651,696
   Securities available for sale               4,446,439      4,892,395
   Securities held to maturity                   115,000        150,000
   Other assets                                  463,564         90,411
                                            -------------  -------------
         Total assets                        $57,848,472    $45,884,850
                                            =============  =============

Liabilities
   Dividends payable on common stock         $   510,064    $   412,378
   Other                                          38,860         16,253
                                            -------------  -------------
         Total liabilities                       548,924        428,631
                                            -------------  -------------
Stockholders' equity
   Common stock                                3,662,641      3,183,717
   Additional paid-in capital                 10,596,618      1,203,696
   Retained earnings                          43,815,516     41,282,725
   Unearned ESOP                                (351,494)            --
   Unearned RRP                                  (90,706)            --
   Accumulated other comprehensive income       (333,027)      (213,919)
                                            -------------  -------------
                                              57,299,548     45,456,219
                                            -------------  -------------
Total liabilities and stockholders' equity   $57,848,472    $45,884,850
                                            =============  =============

PEOPLES BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements


                          Condensed Statement of Income

                                                  Year Ended September 30
                                                     2000           1999
                                                 ------------   ------------
Income
   Dividends from subsidiaries                    $1,700,000     $3,500,000
   Interest on investments                           279,179        394,487
Expenses                                            (133,680)       (79,901)
                                                 -------------  -------------
Income before equity in undistributed income
 of subsidiaries and income tax expense            1,845,499      3,814,586
Equity in undistributed income of subsidiaries     2,700,355        802,880
                                                 -------------  -------------
Income before income tax                           4,545,854      4,617,466
Income tax expense (benefit)                          (2,100)        30,700
                                                 -------------  -------------
Net income                                        $4,547,954     $4,586,766
                                                 =============  =============

                        Condensed Statement of Cash Flows

                                                         Year Ended September 30
                                                            2000        1999
                                                         ----------- -----------
Net cash provided by operating activities                $1,903,899  $3,757,824
                                                         ----------- -----------
Cash flows from investing activities
 Purchases of securities available for sale                (719,665)   (905,698)
 Proceeds from maturities of securities held to maturity     35,000      25,000
 Proceeds from maturities and calls
    of securities available for sale                      1,085,000   1,480,245
 Net change in mutual fund                                       --     (20,742)
 Net change in securities purchased under
    agreement to resell                                   2,308,904   1,881,052
                                                         ----------- -----------
       Net cash provided by investing activities          2,709,239   2,459,857
                                                         ----------- -----------
Cash flows from financing activities
 Stock repurchased                                       (4,213,408) (1,914,069)
 Cash dividends                                          (1,788,590) (1,557,765)
 Proceeds from stock options exercised                      100,790         ---
                                                         ----------- -----------
       Net cash used by financing activities             (5,901,208) (3,471,834)
                                                         ----------- -----------
Net change in cash                                       (1,288,070)  2,745,847
Cash at beginning of year                                 2,791,444      45,597
                                                         ----------- -----------
Cash at end of year                                      $1,503,374  $2,791,444
                                                         =========== ===========